Exhibit 99.1

Contact:
Wuhan General Group (China), Inc.
Mr. Philip Lo, CFO
Phone: + 86-27-5970-0067 (China)
Email: philip.lo@wuhangeneral.com
www.wuhangeneral.com

CCG Investor Relations Inc.
Ms. Linda Salo, Sr. Financial Writer
Phone: +1-646-922-0894 (New York)
Email: linda.salo@ccgir.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
www.ccgirasia.com

For Immediate Release

Wuhan General Announces Recapitalization of
Outstanding Warrants

Wuhan, Hubei Province, P.R.C. December 14, 2010 – Wuhan General Group (China), Inc. (Nasdaq: WUHN) ("Wuhan General" or the "Company"), a leading manufacturer of industrial blowers and turbines in China, operating through its subsidiaries, Wuhan Blower Co., Ltd. (“Wuhan Blower”), Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating”) and Wuhan Sungreen Environment Protection Equipment Co., Ltd. (“Wuhan Sungreen”), today announced that it has entered into a series of agreements designed to reduce the overhang of the Company’s Series A, B, C, AA, BB and JJ warrants and to simplify the Company’s capital structure.

With respect to the Series A and Series B warrants, each Series A and Series B warrant holder was given the option to (i) sell all or part of such holder’s warrant to Fame Good International Limited, the Company’s controlling stockholder (“Fame Good”), for $0.50 per share of warrant stock and/or (ii) exchange all or part of such holder’s warrant for the issuance by the Company of 0.5 shares of common stock per share of warrant stock.  The Series A and Series B warrant holders sold warrants to purchase an aggregate of 3,913,905 shares of common stock to Fame Good and exchanged warrants to purchase an aggregate of 5,951,317 shares of common stock with the Company.  The warrant purchase closed on December 13, 2010, and the warrant exchange with the Series A and Series B warrant holders, other than Fame Good, closed on the same date.

In total, Wuhan General will issue 4,932,609 shares of common stock in connection with the recapitalization of the Series A and Series B warrants.  This amount includes 1,956,952 shares of common stock issuable to Fame Good upon the exchange of the warrants that it purchased from certain of the Series A and B warrant holders.  The issuance of these shares to Fame Good is subject to stockholder approval.

With respect to its Series C, AA, BB and JJ warrants, the Company entered into a warrant exchange agreement pursuant to which it offered to exchange all or part of the Series C, AA, BB and JJ warrants for the issuance by the Company of (i) 1.372921615 shares of the Company’s common stock per share of Series C warrant stock; (ii) 0.8203 shares of the Company’s common stock per share of Series AA and Series BB warrant stock; and (iii) 0.8288 shares of the Company’s common stock per share of Series JJ warrant stock.  When the Series C, AA, BB and JJ warrant recapitalization closes, the Company expects to issue an additional 2,220,456 shares of common stock to the Series C, AA, BB and JJ warrant holders.  The issuance of these additional shares is subject to stockholder approval.

Once all of the shares have been issued in connection with the warrant recapitalization, the Company will have approximately 32,505,015 shares of common stock outstanding.  After the completion of the transactions, the Company will have one Series A warrant outstanding representing the right to purchase 128,755 shares of the Company’s common stock.  The Company will no longer have any Series B, C, AA, BB or JJ warrants outstanding.

“We are pleased with the execution of these transactions, which we believe will enhance the transparency of our financial performance and simplify our capital structure, thereby improving our investors’ understanding of our business,” said Mr. Qi Ruilong, Chief Executive Officer of Wuhan General.

About Wuhan General Group (China), Inc.

Through its subsidiaries, Wuhan Blower, Wuhan Generating and Wuhan Sungreen, Wuhan General is a leading manufacturer of industrial blowers and turbines in China and the Company is based in Wuhan, Hubei Province, China. Wuhan Blower is a China-based manufacturer of industrial blowers that are principal components of steam-driven electrical power generation plants. Wuhan Generating is a China-based manufacturer of industrial steam and water turbines used for electricity generation in coal, oil, nuclear and hydroelectric power plants. Wuhan Sungreen manufactures silencers, connectors and other general parts for industrial blowers and electrical equipment and produces general machinery equipment. The Company's primary customers are from the iron and steel, power generation, petrochemical and other industries. Led by a strong management team, Wuhan General is well recognized for its technological sophistication and quality construction of blowers and turbines. For more information, please visit http://www.wuhangeneral.com.

Safe Harbor Statement

Certain statements in this press release, including statements regarding the impact of the warrant recapitalization on Wuhan General and the closing of the recapitalization of the Company’s warrants may be forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in the People’s Republic of China (PRC) generally and the potential for changes in the laws of the PRC that affect our operations, our failure to meet or timely meet contractual performance standards and schedules, our ability to comply with financial covenants in our loan agreement with Standard Chartered and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the Company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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